Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), between SAExploration Holdings, Inc., a Delaware corporation (the “Employer” or the “Company”), and John A. Simmons, an individual residing in Houston, Texas (the “Executive”), is entered into on May 1, 2020 (the “Effective Date”). The Employer and the Executive may be referred to singularly as “Party” or collectively as “Parties.” Unless otherwise specified, capitalized terms have the meanings set forth herein.

RECITALS

WHEREAS, the Company wishes to offer employment to the Executive, and the Executive desires to be employed by the Company on the terms and conditions contained herein;

WHEREAS, the Employer acknowledges and rewards the value and loyalty of the Executive and seeks to build and protect the Company’s stability, growth, customer base, technology and other competitive advantages; and

WHEREAS, the Executive wishes to evidence his commitment to the Company and its objectives.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived hereinafter, the Employer and the Executive hereby agree as follows:

AGREEMENTS

1. Employment Term. The Employer hereby agrees to continue to employ the Executive commencing on the Effective Date and ending on the first anniversary thereafter (the “Initial Term”); provided, however, that at the end of the Initial Term, the Executive’s employment and this Agreement shall automatically renew or extend for consecutive terms of one (1) year on each succeeding anniversary of the Effective Date (each such renewal or extension a “Renewal Term”), unless either Party gives prior written notice to the other Party of its desire to terminate the Agreement at least 90 days prior to the expiration of the Initial Term or any Renewal Term, as applicable (the Initial Term and each Renewal Term, collectively, the “Term”), in which case the Term shall terminate as of the end of the Initial Term or the end of the then-current Renewal Term, as applicable. Notwithstanding the foregoing, the Parties shall have the termination rights as set forth in Section 5 of this Agreement. Termination of this Agreement for any reason whatsoever by any Party shall have no effect on the continued enforceability of any ancillary agreement, specifically including the Non-Disclosure Agreement executed by the Executive in favor of the Employer concurrently with this Agreement (the “Non-Disclosure Agreement”). The obligations of the Parties under Sections 5 through 27 herein shall survive according to the terms of each provision. The Executive accepts such employment and agrees to continue to perform the services specified herein, all upon the terms and conditions hereinafter stated.

2.Duties. During the Term, the Executive shall serve in the position of Vice President, and shall report to and be subject to the general direction and control of the Chief Executive Officer; provided, however, that the Executive shall serve in the position of Vice President and

Chief Financial Officer as of the day immediately following the date on which the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 is filed with the United States Securities and Exchange Commission (the “SEC”). In such capacity he shall be responsible for the supervision of the day to day operations of the Company and the implementation of its business plans and strategies, in each case, subject to the Board of Directors of the Company (the “Board”) and in accordance with and subject to budgets approved from time to time by such Board. The Executive shall perform such duties consistent with the Executive’s position, as well as other related duties from time to time assigned to the Executive by the Chief Executive Officer or the Board. The Executive further agrees to perform, without additional compensation, such other services for the Employer and for any of its affiliates as the Chief Executive Officer or the Board shall from time to time specify.  For purposes of the Non-Disclosure Agreement and Sections 5 through 27 herein, the term “Employer” shall be deemed to include and refer to any and all affiliates of the Employer. The Executive acknowledges and agrees that the Non-Disclosure Agreement executed simultaneously with this Agreement is hereby incorporated by reference herein and made a part hereof and that the Non-Disclosure Agreement constitutes a material part of this Agreement.

3.Extent of Service. The Executive shall devote his full business time, attention, and energy to the business of the Employer, and shall not be engaged in any other business activity that competes with or detracts from the business of the Employer during the Term of this Agreement. The foregoing shall not be construed as preventing the Executive from making passive investments in other businesses or enterprises, if (i) such investments will not require services on the part of the Executive which would in any material way impair the performance of his duties under this Agreement, (ii) such other businesses or enterprises are not engaged in any business competitive with the business of the Employer or any of its affiliates, or (iii) such investments would not violate Sections 6 and 7 herein or the Non-Disclosure Agreement. The Executive shall be based in the vicinity of the Houston metropolitan area (or such other area as may be agreed upon by the Parties) and, subject to travel requirements as reasonably necessary to support successful business development efforts and management of the business, shall perform his services from a mutually agreed location in the Houston metropolitan area.

4.Compensation and Benefits. As payment for the services to be rendered by the Executive hereunder during the Term of this Agreement, the Executive shall be entitled to the following:

(a)receive payment of the Executive’s annual base salary at the rate of not less than US $308,600.00 a year, subject to federal, state and local taxes and less deductions required by federal, state and local taxes and as otherwise required by law, payable in accordance with the Employer’s standard payroll schedule, but not less frequently than monthly; the Board (or a committee thereof) may, but shall not be required to, increase the annual base salary during the Term; the Executive’s annual base salary, as in effect from time to time, is referred to herein as the “Base Salary”;

(b)subject to the Executive’s continued employment for 90 days after the Effective Date, participate in any short-term and long-term incentive compensation plans, discretionary annual bonus plans and such other management incentive programs of the Company, if any, approved by the Board that are generally available to the Company’s senior executives as determined by the Board in its sole discretion and may receive annual performance cash awards (“Annual Cash Awards”) at the rate of 60% of Base Salary (the “Target Percentage”), if certain performance goals are reached as identified and approved by the Compensation Committee of the Board (the “Compensation Committee”), but not to exceed the maximum award permissible under the applicable incentive plan for such Annual Cash Awards, it being understood that Annual Cash Awards at targeted levels of performance and the actual amount of each Annual Cash Award shall be determined in the discretion of the Compensation Committee, and the Executive’s participation in one year shall not guarantee participation in any other year, and the establishment of any such plan in one year shall not require such plan in any other year;

(c)the Executive will be entitled to participate, on the same basis generally as other similarly situated employees of the Company, in all employee benefits plans and programs, subject to the terms of such plans, as may be offered by the Company from time to time;

(d)reimbursement of reasonable expenses incurred by the Executive in accordance with such expense reimbursement policies of the Company as in effect from time to time; and

(e)paid vacation of five (5) weeks per year, subject to the Company’s or its affiliates’ policies respecting vacation as in effect from time to time.

(f)the Executive may be eligible to participate in the SAExploration Holdings, Inc. Amended and Restated 2018 Long-Term Incentive Plan, as may be amended, restated and supplemented from time to time (the “Equity Incentive Plan”) and such other equity incentive programs or arrangements of the Company approved by the Board that are generally available to the Company’s senior executives.

(g)Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, governmental regulation or stock exchange listing requirement or policy of the Company adopted to comply with any such law, regulation, or listing requirement, will be subject to such deductions and requirements for repayment (“Clawback”) as may be required to be made pursuant to such law, governmental regulation, stock exchange listing requirement, or policy.

5.Termination. The Executive’s employment with the Company is at-will and may be terminated at any time by the Company subject to the termination benefits under Section 5 of this Agreement. The date upon which any such termination becomes effective shall be deemed the “Termination Date”.

(a)Termination by the Company for Cause. The Company may terminate the Executive’s employment with the Company under this Agreement for Cause at any time without notice and without any payment to the Executive whatsoever, save and except for the payment of any Base Salary, vacation accrued but unpaid up to the Termination Date and out of pocket expenses in accordance with Section 4(d), if the Executive engages in any of the following conduct (termination for “Cause”):

(i)the breaching of any provision of this Agreement or failing to comply with corporate policies of the Company or any of its affiliates that are promulgated from time to time by the Company, in either case after the Company has given the Executive not less than 30 days written notice of such breach or failure to comply and if such breach or failure to comply is capable of being corrected, a period of not less than 30 days to correct, or cause to be corrected, such breach or failure to comply;

(ii)knowing and intentional misappropriation of funds or property of the Company or its affiliates;

(iii)engaging in conduct that constitutes gross negligence or willful misconduct in carrying out his duties with respect to his employment hereunder (for the avoidance of doubt, the occurrence of poor or unsatisfactory results with respect to the Company’s performance shall not, in and of itself, constitute gross negligence or willful misconduct for purposes of this clause);

(iv)the commission, indictment, conviction, or a plea of guilty or nolo contendere, or the receipt of adjudicated probation or deferred adjudication, of, for or to a felony or any lesser offense involving moral turpitude; and

(v)failing to fulfill and perform the duties assigned to the Executive in accordance with the terms herein after the Company has given the Executive not less than 30 days written notice of such failure and a period of not less than 30 days to correct, or cause to be corrected, such failure.

(b)Termination by the Executive for Good Reason.  The Executive may resign his employment with the Company for Good Reason (as defined below) within sixty (60) days following notice and receive the same payments in the same manner as provided under Section 5(d) (subject, in the case of the payments pursuant to Sections 5(d)(iii) and (iv), to the requirement that the Executive execute and deliver the Release to the Company by the Release Expiration Date (and such Release shall have become effective no later than the 8th day after its execution) and the compliance by the Executive with Section 6, Section 7, Section 8, and Section 9 of this Agreement), provided the Executive has first provided written notice to the Employer of the grounds for termination of the Executive’s employment for Good Reason and provided the Employer a period of not less than thirty (30) days to cure such conduct.  If the Executive does not terminate his employment for Good Reason within sixty (60) days after the first occurrence of such grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term, without the written consent of the Executive:

(i)a material diminution in the nature and scope of the Executive’s authorities or duties, including but not limited to a change in the Executive’s reporting relationship, a required move of more than a 50-mile radius of the Executive’s employment prior to any such relocation, except for reasonably required travel on the Company’s business, a reduction in pay or a change that causes Executive to cease to be the Chief Financial Officer of the Company; or

(ii)a material breach of this Agreement by the Employer.

(c)Termination by the Executive Without Good Reason. The Executive may terminate his employment with the Company at any time, for any reason, by providing 60 days’ advance written notice to the Company, which may be waived in whole or in part by the Company. If the Company waives the notice period in whole or in part, the Company shall pay the Base Salary for the portion of the notice period that has been waived. The Executive shall only be entitled to payment of any accrued but unpaid Base Salary, accrued but unpaid out of pocket expenses in accordance with Section 4(d) hereof and vacation pay in accordance with the policies of the Company and its affiliates up to the Termination Date. The Executive shall not be entitled to any accrued annual bonus or other benefits.

(d)Termination by the Company Without Cause. The Company may terminate the Executive’s employment, without Cause as defined in Section 5(a), in which case the Company shall pay the Executive the following:

(i)all accrued but unpaid Base Salary to the Termination Date;

(ii)vacation pay to the Termination Date in accordance with the policies of the Company and its affiliates;

(iii)a severance amount (such amount being referred to as the “Severance Payment”) equal to the sum of (A) twelve (12) months of monthly Base Salary and (B) the amount of the Annual Cash Award that the Executive would have earned at the Target Percentage for the calendar year in which the Termination Date occurs; and

(iv)if the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly premiums associated with continuation of the Executive and his dependents’ insurance coverage.  Such reimbursement shall be paid to the Executive on the 3rd day of the month immediately following the month in which the Executive timely remits the premium payment (with the first such payment to be made on the first such date after the Release has become effective and shall include all amounts owed and due to be paid to the Executive but not paid due to such delay).  The Executive shall be eligible to receive such reimbursement until the earliest of (x) the 12 month anniversary of the Termination Date; (y) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.

Prior to, and as a condition to, receiving the payments in this Section 5(d) (other than payments pursuant to Sections 5(d)(i) and (ii)), the Executive agrees to execute and deliver the Release to the Company by the Release Expiration Date (and such Release shall have become effective no later than the 8th day after its execution) and to comply with Section 6, Section 7, Section 8, and Section 9 of this Agreement.  For the purposes of this Agreement, “Release” shall be defined as a release of all claims in a form acceptable to the Company, which shall release the Company and its affiliates, and their respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans)

from any and all claims, including any and all causes of action arising out of the Executive’s employment with the Company and any of its affiliates or the termination of such employment, but excluding all claims to severance payments and reimbursement the Executive may have under Sections 5.1(d)(iii) and (iv) and indemnification rights pursuant to applicable law and any written indemnification agreement with the Company and “Release Expiration Date” shall be defined as the date that is 21 days following the date upon which the Company timely delivers the Release to the Executive (which shall occur no later than seven days after the Termination Date) or, in the event that such termination of the Executive’s employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

Subject to the Executive’s execution and delivery to the Company of the Release by the Release Expiration Date (and such Release becoming effective no later than the 8th day after its execution) the Executive’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement, the Severance Payment contemplated by Section 5(d)(iii) will be paid in a single lump sum not later than the first business day after the Release has become effective; provided, however, if the period starting on the Termination Date and ending on the date that the Release becomes effective begins in one taxable year and ends in a second taxable year, payment shall not be made until the beginning of the second taxable year.  The right to receive the Severance Payment shall be forfeited if the Executive has not executed and delivered the Release to the Company by the Release Expiration Date (and such Release has not become effective no later than the 8th day after its execution). The payments referred to in Section 5(d) are inclusive of any termination and/or severance payments that may be required under applicable law.

(e)Change of Control. If the Executive’s employment hereunder is terminated by the Company on account of its failure to renew the Agreement in accordance with Section 1 within twelve (12) months following a Change of Control of the Company, the Executive shall be entitled to receive the same payments in the same manner as provided under Section 5(d) (subject, in the case of the payments pursuant to Sections 5(d)(iii) and (iv), to the requirement that the Executive execute and deliver the Release to the Company by the Release Expiration Date (and such Release shall have become effective no later than the 8th day after its execution) and the compliance by the Executive with Section 6, Section 7, Section 8, and Section 9 of this Agreement).

For the purposes of this Section 5(e), “Change of Control” shall be defined as: (A) a tender offer or exchange offer is made and consummated for the ownership of at least fifty percent (50%) of the outstanding voting securities of the Company; (B) the Company is merged or consolidated with another entity and as a result of such merger or consolidation, at least fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity is owned directly or indirectly in the aggregate by a person or persons other than a person or persons who owned at least fifty percent (50%) of the outstanding voting securities of the Company immediately prior to such merger or consolidation; (C) the Company is liquidated or otherwise sells or transfers all or substantially all of its assets to another entity which is not wholly owned, directly or indirectly, by a person or persons who own at least fifty percent (50%) or more of the outstanding voting securities of the Company; or (D) a person, within the meaning of Section 3(a)(9) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time, acquires over fifty percent (50%) or more of the outstanding voting securities of the Company

(whether directly, indirectly, beneficially or of record). Notwithstanding the foregoing, to the extent required for compliance with Code Section 409A, the definition of a Change of Control shall comply with Code Section 409A(a)(2)(A)(v) and applicable Treasury Regulations to the extent required and shall only be payable if it so complies.

(f)Death. The Executive’s employment with the Company under this Agreement shall automatically terminate upon the death of the Executive. Upon termination for death, the Executive or the Executive’s estate shall only be entitled to (i) payment of any portion of the Base Salary due and owing up to such date; (ii) payment of vacation pay in accordance with the Company’s and its affiliates’ policies; (iii) reimbursement of all out of pocket expenses in accordance with Section 4(d).

(g)Permanent Disability. In the event that the Executive suffers a Permanent Disability (as defined below), the employment of the Executive may be terminated by the Company upon 90 days’ notice to the Executive; except that if the termination of the Executive’s employment would impair his ability to receive long term disability benefits in whole or in part, the Executive shall, in lieu of termination, be placed on an unpaid leave of absence, it being understood, however, that the Executive shall not be entitled to re-employment by the Company after such leave of absence or when he ceases to be in receipt of such benefits. Upon termination of employment for Permanent Disability, the Executive or the Executive’s estate shall only be entitled to (i) payment of any portion of the Base Salary due and owing up to such date; (ii) reimbursement of all expenses in accordance with Section 4(d); and (iii) payment of vacation pay in accordance with the policies of the Company and its affiliates. For the purposes of this Section 5(g), “Permanent Disability” shall be deemed to have occurred where the Executive:

(i)is unable, due to illness, disease, mental or physical disability or similar cause, to fulfill his obligations as an employee or officer of the Company, with or without reasonable accommodation as required by law, either for three consecutive months or for a cumulative period of 6 months out of 12 consecutive calendar months); provided, that any question as to the existence of the Executive’s Permanent Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company or

(ii)is declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs.

(h)Resignation as Officer or Director Upon Termination. Upon termination of his employment for any reason whatsoever, the Executive shall thereupon be deemed to have immediately resigned any position the Executive may have as an officer or director of the Company together with any other office, position or directorship which the Executive may hold with any of its affiliates. In such event, the Executive shall, at the request of the Company, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.

(i)Section 280G. If any of the payments or benefits received or to be received by the Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise (all such payments collectively referred to herein as the “280G Payments”), constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5(i), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax.  For purposes of this Agreement, “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 5(i) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.  All calculations and determinations under this Section 5(i) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5(i), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5(i). The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.  Nothing in this Section 5(i) shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.

(j)Survival. Notwithstanding the termination of the Executive’s employment, or the manner of termination, the provisions of Sections 6, 7, 8 and 9 of this Agreement and the Non-Disclosure Agreement shall survive such termination.

6.Non-Disclosure/Confidentiality Obligations.

(a)The parties contemplate the Executive providing executive services to the Company in connection with its core business of providing effective acquisition of seismic data (the “Business”). To facilitate the Executive’s ability to perform these services, the Company agrees to provide the Executive confidential, proprietary, trade secret information regarding the Company’s business strategies, plans, techniques and processes, which are more fully set forth in the Non-Disclosure Agreement (“Confidential Information”), which the Company uses to compete in the marketplace, and the Executive agrees not to use or disclose such Confidential Information for any purpose other than to advance the Company’s interests. Moreover, from time to time, subsidiary companies or affiliates of the Company may provide that entity’s confidential, proprietary information which the Company uses to compete in the marketplace, to the Executive to facilitate the Executive’s ability to provide services to the subsidiary companies or affiliates, and the Executive agrees not to use or disclose such Confidential Information for any purpose other than to advance the subsidiary companies’ or affiliate’s interests.

(b)Notwithstanding anything herein to the contrary, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Should the Executive file a lawsuit for retaliation by an employer for reporting a suspected violation of law the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive:  (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

7.Post-Employment Obligations. During the Term of this Agreement and for twelve (12) months following the Termination Date:

(a)the Executive will not, as a competitor or on behalf of any competitor of the Company, directly or indirectly solicit or accept Business from any Customer (as defined in the Non-Disclosure Agreement): (i) with whom the Executive had contact as a result of his duties with the Company or its affiliates, and/or (ii) about whom the Executive reviewed or obtained Confidential Information (as defined in the Non-Disclosure Agreement) while performing services for the Company or its affiliates. The geographic limitation for this restriction is (1) any Company or its affiliates’ territory in which the Executive had a customer or service assignment for the Company or its affiliates in the twelve (12) month period immediately preceding the Executive’s Termination Date; and/or (2) any territory in which the Company or its affiliates, have customers or service assignments about which the Executive obtained Confidential Information during the term of this Agreement; and

(b)the Executive will not solicit, induce or attempt to induce any other employee, agent or contractor of the Company or its affiliates with whom the Executive worked or about whom the Executive obtained Confidential Information in the twelve (12) month period immediately preceding the Executive’s Termination Date, to leave the employ of the Company or its affiliates to work for a competitor of the Company or its affiliates in the same or similar capacity as the other employee, agent or contractor of the Company or its affiliates worked for the Company or its affiliates.

8.Non-Disparagement.  The Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its affiliates or its businesses, or any of its employees, officers. The obligations under this paragraph shall not apply to (i) private statements by the Executive to his spouse (if any), family members, or professional advisors, (ii) truthful statements that are required by law or valid legal process, or (iii) truthful statements to persons with whom the Executive has an actual or prospective business relationship and therefore has a business need to know of the information communicated in such statements.

9.Cooperation. The Parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. If the Executive provides cooperation in accordance with this paragraph, the Company shall reimburse him, upon submission of substantiating documentation, for necessary and reasonable out of pocket expenses incurred by him in connection with such cooperation, and to the extent that the Executive is required to spend substantial time on such matters, shall pay him compensation for each hour of such cooperation equal to the effective hourly rate reflected in his Base Salary, except that if the Executive receives the payments described in Section 5(d) (other than payments pursuant to Sections 5(d)(i) and (ii)), then the Executive shall not be entitled to such hourly compensation during the first twelve months after the Term.

10.Insurance.  The Employer agrees to maintain throughout the term of this Agreement D&O coverage substantially similar in nature to its current D&O coverage, providing coverage to the Executive for those claims and causes of action arising out the performance of the Executive’s duties in the course and scope of his employment under this Agreement.

11.Notices. All notices, requests, consents, demands, or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered either (i) personally with a written receipt acknowledging delivery, (ii) by confirmed facsimile, or (iii) within three (3) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed to the following:

If to Employer:	SAExploration Holdings, Inc.
1160 Dairy Ashford Rd., Suite 160
Houston, TX 77079
Attn: VP Human Resources

If to Executive:	John A. Simmons At the most recent address for Executive Listed in the payroll records of the Company

Any Party, at any time, may designate additional or different addresses for subsequent notices or communication by furnishing notice to the other Party in the manner described above.

12.Specific Performance. The Executive acknowledges that, with respect to any provisions of Section 6, Section 7 or Section 8 of this Agreement applicable to the Executive, any breach of such provision (the “Restrictive Covenant”) by the Executive will cause the Company irreparable harm for which there is no adequate legal remedy, and agrees that in the event of any actual or threatened breach of any Restrictive Covenant applicable to the Executive, the Company shall be entitled to temporary injunctive relief and all other appropriate equitable relief (including a decree of specific performance) against the Executive, without being required to (i) show any actual damage or irreparable harm, (ii) prove the inadequacy of its legal remedies, or (iii) post any bond or other security. The Executive further agrees that if a bond or other undertaking is required of the Company in connection with the issuance of a temporary injunction enjoining the Executive from acts claimed by the Company to violate a Restrictive Covenant applicable to the Executive, the bond or other undertaking shall not exceed one thousand dollars ($1,000). The foregoing remedies of the Company may be exercised without prejudice to (and are cumulative with) the Company’s other available rights and remedies at law, in equity (including permanent injunctive relief), or under this Agreement, including the Company’s right to monetary damages arising from any breach of this Agreement by the Executive.

13.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such provision or invalidity only, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

14.Assignment. This Agreement may not be assigned by the Executive. Neither the Executive, his spouse, nor their estates shall have any right to encumber or dispose of any right to receive payments under this Agreement, it being understood that such payments and the right thereto are nonassignable and nontransferable. This Agreement may be assigned by the Company by merger, reorganization, Change of Control, or operation of law or otherwise.

15.Binding Effect. Subject to the provisions of Section 14 above, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, the Executive’s heirs and personal representatives, and the successors and assignees of the Employer.

16.Prior Employment Agreements and Obligations. The Executive represents and warrants to the Employer that he has fulfilled all of the terms and conditions of all prior employment agreements and employer policies to which he may be a party or have been a party, and that at the time of execution of this Agreement, the Executive is not a party to or otherwise restricted by any other employment agreement, non-solicitation agreement, non-competition covenant, confidentiality or nondisclosure agreement (other than the Non-Disclosure Agreement) in any manner which would prevent the Executive from performing the services contemplated by this Agreement. The Executive represents and warrants that nothing contained in any agreement that he has with any parties shall preclude the Executive from performing all of his duties, obligations and covenants as contained in this Agreement. The Employer is entering into this Agreement solely for the expertise and experience of the Executive, and the Employer expressly forbids the Executive from using or disclosing any confidential information or trade secrets of any prior employer or other third party in connection with the Executive’s performance under this Agreement. The Executive represents and warrants to the Employer that he has not and will not in the future, take, use or disclose the confidential information or trade secrets of a third-party for the benefit of the Employer.

17.Parol Evidence. This Agreement and the Non-Disclosure Agreement (and any other agreements incorporated by reference herein) constitutes the sole and complete agreement between the Parties hereto as to the matters contained herein, and no verbal or other statements, inducements or representations have been made to or relied upon by either Party, and no modification hereof shall be effective unless in writing, signed, and executed in the same manner as this Agreement; provided, however, that the amount of compensation to be paid to the Executive for services to be performed for the Employer may be changed from time to time by the Parties hereto by written agreement without in any other way modifying, changing, or affecting this

Agreement and the performance by the Executive of any of the duties of his employment with the Employer.

18.Waiver. Any waiver to be enforceable must be in writing and executed by the Party against whom the waiver is sought to be enforced.

19.Governing Law; Jurisdiction and Venue. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Texas. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Texas, county of Harris. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

20.Mutual Waiver of Jury Trial. THE EMPLOYER AND THE EXECUTIVE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE EMPLOYER AND THE EXECUTIVE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

21.Attorneys’ Fees. If any litigation is instituted to enforce or interpret the provisions of this Agreement or the transactions described herein, the prevailing Party in such action shall be entitled to recover its reasonable attorneys’ fees from the other Party or Parties hereto.

22.Drafting. Each of the Parties hereto acknowledges that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

23.Multiple Counterparts. This Agreement may be executed in multiple counterparts, including by facsimile transmission and email in portable document format, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

24.Acknowledgment of Enforceability. The Executive acknowledges and agrees that this Agreement contains reasonable limitations as to time, geographical area, and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Employer. Therefore, the Executive agrees that all restrictions are fairly compensated for and that no unreasonable restrictions exist.

25.Reconstruction of Agreement. Should a court of competent jurisdiction or an arbitrator having jurisdiction declare any of the provisions of this Agreement unenforceable due to any unreasonable restriction of time, geographical area, scope of activity, or otherwise, in lieu of declaring such provision unenforceable, the court, to the extent permissible by law, shall, at the Employer’s request, revise or reconstruct such provisions in a manner sufficient to cause them to be enforceable.

26.Section 409A.

(a)To the extent applicable, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance and regulations issued thereunder (“Section 409A”). Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

(b)With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses shall be reimbursed by the Company within thirty (30) days following the date on which the Company receives the applicable documentation from the Executive in accordance with its expense reimbursement policies, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the Executive incurs the related expenses. In no event shall the reimbursements or in-kind benefits to be provided under this Agreement in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c)Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed as of the Executive’s Termination Date to be a “Specified Employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit (the “Delayed Payment”) shall not be made or provided prior to the earlier of (i) the first business day of the seventh month measured from the date of the Executive’s separation from service (within the meaning of Section 409A or (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period (the “Permissible Payment Date”), all Delayed Payments (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the Permissible Payment Date, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)Notwithstanding the foregoing, nothing herein be construed as a guarantee by the Company or its affiliates of any particular tax effect to the Executive or his heirs under this Agreement and the Executive, or to the extent applicable, his heirs, shall be responsible for all income, excise tax, penalties and interest under Code Section 409A.  The Company and its affiliates shall not be liable to Executive or his heirs for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code or any adverse tax consequences under Code Section 409A or otherwise.

27.Taxes.  All amounts payable or vested hereunder shall be subject to all applicable federal, state and local taxes and all applicable withholding requirements.

28.Counsel. The Executive acknowledges that he is executing a legal document that contains certain duties, obligations and restrictions as specified herein. The Executive furthermore acknowledges that he has been advised of his right to retain legal counsel, and that he has either been represented by legal counsel prior to his execution hereof or has knowingly elected not to be so represented.

By signing below, the Executive acknowledges that he has received, read, and agrees to adhere to the terms and conditions contained within this Agreement.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER:

SAExploration Holdings, Inc.

By:/s/ Michael Faust

Name:Michael Faust

Title:Chief Executive Officer

EXECUTIVE:

By: /s/ John A. Simmons

Name: John A. Simmons

[Signature Page To Executive Employment Agreement]